June 26, 2000



Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read the attached letter from the SAMCO Funds, Inc. (comprising, SAMCO Aggregate Fixed Income Fund and SAMCO Intermediate Fixed Income Fund) ("the Funds") which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, as an Annex to the Funds' Form N-SAR report for the period ended April 30, 2000. We agree with the statements included in the letter referenced above concerning our Firm that was included in such Form N-SAR.

                                                              Very truly yours,



                                                              Ernst & Young LLP